DUFF & PHELPS, LLC • 1221 AVENUE OF THE AMERICAS, 44TH FLOOR • NEW YORK, NY 10020 • TEL 212-512-2100 • FAX 212-512-2603

MICHAEL PRESS
Managing Director
TEL 212 512-2784
FAX 212 512-2204
michael.press@duffandphelps.com

DUFF & PHELPS

January 5, 2007

Private and Confidential

Mr. Alex Smid
President
Southridge Ethanol, Inc
3625 N. Hall Street
Suite 900
Dallas, Texas 75219

Subject: Engagement Letter for Duff & Phelps Services

Dear Alex,

This letter confirms that we, Duff & Phelps, LLC ("Duff & Phelps"), have been retained by you, Southridge Ethanol, Inc. (the "Company"), to provide the services (the "Services") set out below in connection with assisting the Company in obtaining incentives for the proposed ethanol production facility to be located in Quitman County, Sledge, Mississippi. This letter will serve as the "Engagement Letter" outlining our understanding of the project, the scope of services to be rendered, the staffing and fee arrangement, and the general terms of the engagement.

Our Understanding of the Project:

It is our understanding that the Company is considering the development of an ethanol production facility to be located in Sledge, Mississippi. The Company has already purchased 37 acres of land with existing structures located in the City of Sledge. If approved, the project is expected to be completed in two phases, ultimately resulting in a capital investment of $60-$65 million and employment of 20–45 full-time employees (the "Project"). The first phase will include renovation of the existing structure to accommodate an R&D lab and office, as well as the construction of a 10MGY ethanol facility. The Company would like to begin Phase I in late January or early February. The second phase will involve the construction of additional ethanol capacity to a total of 60MGY.

Scope of Services:

Based on our understanding of the Project, Duff & Phelps proposes the following Services for the Project.

- Obtain an understanding of the communication (commitments, plans, etc.) between the Company and government officials, as well as the incentives that may have already been offered to the Company.

- Identify additional potential state and local business incentive programs. Business incentive programs may include, but are not limited to credits, exemptions, abatements, tax rebates and training, infrastructure, capital and other grant programs and tax-exempt financing;

- Develop an overall business incentive strategy based on the Company's unique goals and objectives for the project prior to meeting with local officials;

- Prepare presentation materials based on the business incentive strategy; and

- Schedule and participate in the initial meeting with state and local officials.

- At the conclusion of Phase I, Duff & Phelps will prepare a report which outlines the potential incentives, the estimated value of each given the Company's current and future state and local tax attributes and a recommendation on how to proceed with the engagement.

Phase II Services are expected to include the following:

- Evaluate prospective incentive opportunities based on feedback from initial meetings;

- As necessary, using widely accepted econometric methodologies, prepare economic and fiscal impact analyses for the Project, which may be used in negotiations with state and local officials;

- Make presentations including testimony in public and/or administrative hearings, if necessary;

- Coordinate and participate in subsequent negotiations with state and local officials; and

- Complete review and negotiation of letters of commitment, terms sheets, or other documentation as appropriate and customary.

- At the conclusion of Phase II, the Company will receive a documented commitment of incentives from state and local governments.

Phase III Services are expected to include the following:

- Make presentations including testimony in public and/or administrative hearings, if necessary;
- Prepare applications related to the incentives offered by the state and local governments;
- Review and comment on incentive contract provisions, including clawbacks and penalties, used to effectuate the incentives granted;
- As necessary, recommend contract language to better enable the deferral of Federal Tax on the value of incentives granted; and
- Assist client in preparing submissions for incentive programs, including, but not limited to reimbursements, tax refunds, tax credits, other grant documentation, and abatements, as appropriate.
- At the conclusion of Phase III, Duff & Phelps will prepare a closing book for the engagement, which will contain major deliverables, documentation and compliance requirements.

Phase IV Services are expected to include the following:

- On-going compliance associated with the various state and local incentives implemented; and
- Tax planning ideas related to the receipt of various incentives.

Staffing and Fees:

Michael Press, will be the Managing Director in charge of the Services on behalf of Duff & Phelps. Cole Morvan (Director of Business Incentives) and Jennifer Rohr (Vice President of Business Incentives) will oversee the day-to-day aspects of our work program in Mississippi. We will call upon additional experienced staff when required.

For the Services outlined in this letter, Duff & Phelps will charge the Company 85% of standard hourly rates, plus out-of pocket expenses.

Phase I:

- Estimated fee range of $15,000 to $25,000

termination, you agree to promptly pay us for all Services performed through the date of termination.

Upon termination of this Letter of Engagement, each party shall, upon written request from the other, return to the other all property and documentation of the other that is in its possession, except that we shall be entitled to retain one copy of such documents in order to maintain a professional record of our involvement in the Engagement, subject to our continuing confidentiality obligations hereunder.

The provisions included within "Fees", "Preservation of Confidential Information" and "Other Terms and Provisions" shall survive the termination or expiration of this Letter of Engagement.

Work Products:

Any advice given or report issued by us is provided solely for your use and benefit and only in connection with the Services that are provided. Unless required by law, you shall not provide any deliverables to any third party other than the Company's legal counsel, tax advisors, other consultants or governmental authorities from whom you are attempting to secure business incentives, or refer to us or the Services without our prior written consent, which we may at our discretion grant, withhold, or grant subject to conditions. In no event, regardless of whether consent has been provided, shall we assume any responsibility to any third party to which any advice or report is disclosed or otherwise made available.

It is understood and agreed that any deliverable resulting from this Engagement shall remain your property. To the extent that Duff & Phelps utilizes any of its property (including, without limitation, any hardware or software) in connection with this Engagement, such property shall remain the property of Duff & Phelps, and you shall not acquire any right or interest in such property. We shall have ownership (including, without limitation, copyright ownership) and all rights to use and disclose our ideas, concepts, know-how, methods, techniques, processes and skills, and adaptations thereof in conducting our business (collectively, "Know-How") regardless of whether such Know-How is incorporated in any way in the final report.

Preservation of Confidential Information:

Neither party will disclose to any third party without the prior written consent of the other party any confidential information which is received from the other party for the purposes of providing or receiving Services. Both of us agree that any confidential information received from the other party shall only be used for the purposes of providing or receiving Services under this or any other contract between us.

These restrictions will not apply to any information which: (a) is or becomes generally available to the public other than as a result of a breach of an obligation by the receiving party; (b) is

acquired from a third party who owes no obligation of confidence with respect to the information; or (c) is or has been independently developed by the recipient.

Notwithstanding the foregoing, either party will be entitled to disclose confidential information of the other (i) to our respective insurers or legal advisors, or (ii) to a third party to the extent that this is required, by any court of competent jurisdiction, or by a governmental or regulatory authority or where there is a legal right, duty or requirement to disclose, provided that (and without breaching any legal or regulatory requirement) where reasonably practicable not less than two business days notice in writing is first given to the other party.

Other Terms and Provisions:

The advice we will provide pursuant to the terms of this agreement will be limited to the Services described above. One or more additional issues may exist that could affect the Federal tax treatment of Project and its business incentives that will be the subject of our services. Our advice will not consider or provide a conclusion with respect to any of those issues. With respect to any significant Federal tax issue our advice cannot be used by anyone for the purpose of avoiding Federal tax penalties.

Except in the event of our willful misconduct or fraud, in no event shall we be liable to you (or any person claiming through you) under this Letter of Engagement, under any legal theory, for any amount in excess of the total professional fees paid by you to us under this Letter of Engagement or any addendum to which the claim relates. In no event shall we be liable to you under this Letter of Engagement under any legal theory for any consequential, indirect, lost profit or similar damages relating to or arising from our Services provided under this Letter of Engagement.

You accept and acknowledge that any legal proceedings arising from or in connection with this Engagement must be commenced within one year from the date when you become aware of the facts which give rise to our alleged liability. You also agree that no action or claims will be brought against any Duff & Phelps employees personally.

You agree to indemnify and hold harmless Duff & Phelps, its affiliates and their respective employees from and against any and all third party claims, liabilities, losses, costs, demands and reasonable expenses, including but not limited to reasonable legal fees and expenses, relating to Services we render under this Letter of Engagement or otherwise arising under this Letter of Engagement. The foregoing indemnification obligations shall not apply in the event that a court of competent jurisdiction finally determines that such claims resulted directly from the gross negligence, willful misconduct or fraudulent acts of Duff & Phelps.

You accept and acknowledge that we have not made any warranties or guarantees, whether express or implied, with respect to the Services or the results which you may obtain as a result of the provision of the Services.

Except for your payment obligations, neither of us will be liable to the other for any delay or failure to fulfill obligations caused by circumstances outside our reasonable control.

We reserve the right to use your company name in marketing materials as part of a representative list of clients for whom we have provided services.

This Engagement Letter constitutes the entire agreement between the parties hereto regarding the subject matter hereof and supersedes any prior agreements (whether written or oral) between the parties regarding the subject matter hereof. This Engagement Letter may be executed in any number of counterparts each of which shall be an original, but all of which together shall constitute one and the same instrument.

This Engagement Letter shall be governed by and interpreted in accordance with the internal laws of the State of New York and the courts of the State of New York shall have exclusive jurisdiction in relation to any claim arising out of this Letter of Engagement.

Acknowledgement and Acceptance:

If the scope and terms of the Engagement are acceptable, please acknowledge your acceptance by signing the confirmation attached, returning the enclosed copy of this Letter to us at the above address. A return envelope is enclosed for your convenience.

If you have any questions or amendments, please do not hesitate to contact me at (212) 512-2784 or Cole Morvan at (469) 547-3094.

Yours sincerely,

Michael R Press

By: Michael Press
Managing Director
Duff & Phelps, LLC

Confirmation of Terms of Engagement

Subject: Engagement Letter for Duff & Phelps, LLC Services

Having read this Letter of Engagement from Duff & Phelps, LLC dated January 3, 2007, we acknowledge acceptance of and agree to engage Duff & Phelps, LLC upon the terms of the same.

Signed: Alex Smid
Position: President
On behalf of: Southridge Ethanol, Inc.

Date: JAN. 08, 2007

Copy to: Carl Hoemke, Duff & Phelps LLC, Dallas
Cole Morvan, Duff & Phelps LLC, Dallas
Eric Geisler, Duff & Phelps LLC, Houston
Jennifer Rohr, Duff & Phelps LLC, Houston